Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Wayne D. Mackie	Jim Buckley
Executive Vice President, CFO	Executive Vice President
CRA International, Inc.	Sharon Merrill Associates, Inc.
617-425-3740	617-542-5300

CRA INTERNATIONAL ANNOUNCES FIRST-QUARTER
FISCAL 2009 FINANCIAL RESULTS

Company Announces Further Cost-Cutting Initiatives
Intended to Improve Utilization and Margins

BOSTON, March 19, 2009 — CRA International, Inc. (NASDAQ: CRAI), a worldwide leader in providing economic, financial, and management consulting services, today announced financial results for its fiscal first quarter, the 12 weeks ended February 20, 2009.

Revenue for the first quarter of fiscal 2009 was $65.8 million, compared with $86.1 million for the first quarter of fiscal 2008.  GAAP net income for the first quarter of fiscal 2009 was $0.7 million, or $0.07 per diluted share, compared with GAAP net income of $3.1 million, or $0.28 per diluted share, in the first quarter of fiscal 2008.

Non-GAAP revenue for the first quarter of fiscal 2009 was $64.3 million.  Non-GAAP net income for the first quarter of fiscal 2009 was $2.2 million, or $0.20 per diluted share, compared with non-GAAP net income of $3.8 million, or $0.33 per diluted share, in the first quarter of fiscal 2008.  A complete reconciliation between revenue, net income and net income per share on a GAAP and non-GAAP basis, for the first quarters of fiscal 2009 and fiscal 2008 is provided in the financial tables at the end of this release.

GAAP revenue in the first quarter of fiscal 2009 includes $1.5 million from the consolidation of CRA’s NeuCo subsidiary.  GAAP net income for the first quarter of 2009 includes $0.8 million in pre-tax expenses associated with an employee workforce reduction designed to reduce the Company’s operating expenses and improve its utilization rate.  In addition, first-quarter 2009 GAAP net income includes a foreign exchange currency loss of

$0.4 million related to the liquidation of its Australian-based entities, as well as a $0.2 million loss from the financial results of NeuCo.  First-quarter of 2008 GAAP net income includes $0.6 million in costs associated with an employee workforce reduction in two of the Company’s foreign practices that were part of a series of initiatives in fiscal 2008 designed to reduce the Company’s operating expenses and improve its utilization rate.

On both a GAAP and non-GAAP basis, weighted average diluted shares outstanding used to calculate net income per share in the first quarter of fiscal 2009 were 10.7 million, versus 11.4 million in the first quarter of fiscal 2008.

Comments on the First Quarter

“Our first-quarter performance reflected the effects of the global business recession,” said James C. Burrows, CRA’s President and Chief Executive Officer. “However, more than half of the decline in revenues resulted from three specific factors.  We estimate that revenues were $3.9 million lower, compared to the year-earlier quarter, as a result of the lines of business we divested and geographies we exited in fiscal 2008.  The continued strengthening of the U.S. dollar reduced our foreign currency-denominated revenue in the first quarter of fiscal 2009.  Using exchange rates from a year earlier, our foreign currency denominated revenue would have been approximately $4.2 million higher in the first quarter of fiscal 2009.  In addition, client reimbursables, which carry little or no margin impact, were $3.6 million lower in the first quarter this year than in the same period of fiscal 2008.  Utilization during the quarter was 68 percent, down slightly from the fourth and first quarters of fiscal 2008.”

“We maintained our margins in the quarter despite the year-over-year revenue decline, reflecting the aggressive cost-cutting actions we have taken during the past year, as well as a favorable dollar exchange impact on foreign-denominated costs,” Burrows continued.  “On a GAAP basis, our gross profit margin in the first quarter of 2009 was 34.6% and was comparable to the same period in fiscal 2008.  On a non-GAAP basis, factoring out restructuring charges and our NeuCo subsidiary, our gross profit margin in the first quarter of 2009 was 35.3% and was comparable to the year-earlier period.  On a GAAP basis, our operating margin in the first quarter of 2009 was 5.4% as compared to 6.8% for the same period in fiscal 2008.  Our non-GAAP operating margin was essentially flat at 7.6% compared with 7.5% a year earlier.”

“Since the start of the fiscal year we have taken further steps intended to streamline CRA’s operational structure and improve utilization going forward,” Burrows said. “During the first quarter, we reduced our overseas staff by seven consultants and support personnel.  A subsequent workforce reduction in the second quarter eliminated an additional 34 consulting positions in offices around the world and across our practices and approximately 22 support personnel.  We anticipate that this latest round of restructuring activities will result in a second-quarter charge of approximately $1.8 million.  In total, we expect the actions we have taken in the first two quarters of fiscal 2009 to generate annualized savings of $8.6 million.”

Outlook

“Although the challenging economic conditions are likely to persist, business trends within many of our target markets are encouraging and we continue to channel our resources to areas where our core competencies align with near-term opportunities,” Burrows said.  “Our pipeline, particularly in litigation, is active; we have been retained on many of the major pending litigations related to the global financial and economic crisis. We are also encouraged by our prospects for consulting in the Middle East, where we are actively involved in several large projects.”

“From an expense perspective, headcount reductions, office downsizings, and the divestiture of underperforming assets have reduced our fixed costs, and we are pursuing internal initiatives to minimize our variable spending in areas such as travel, recruiting and other administrative expenses,” Burrows said.  “On a non-GAAP basis, our SG&A costs were down 25% for the first quarter of fiscal 2009 as compared to the same period a year ago. Equally important to our success in weathering the recession is our strong working capital position.  CRA’s business model continues to generate positive cash flow, and we concluded the first quarter of fiscal 2009 with $142 million in cash, up from $119 million at the fiscal 2008 year-end.”

“Looking ahead, our priorities will be to continue to improve our margins, increase our utilization, manage our headcount and focus on new business generation in our core segments,” said Burrows.  “In order to drive top-line growth, we continue to recruit senior revenue-generating consultants, expand our marketing and business development efforts, and allocate staff to the most promising revenue-generating opportunities. Even at our current staffing levels, we have ample capacity to increase revenue and raise utilization as business opportunities improve within our target markets. We believe that the combination of our leaner cost structure, healthy cash position and pipeline of potential engagements positions us to exit this difficult period as a tightly managed organization and formidable competitor that can rapidly grow its bottom line as revenue growth returns.”

Conference Call Information

CRA International will host a conference call this morning at 9:00 a.m. ET to discuss its first-quarter 2009 financial results.  To listen to a live webcast of the call, please visit the Company’s website at www.crai.com prior to the event’s broadcast.  To listen to the call via telephone, dial (201) 689-8328 or (877) 407-5790.  Interested parties unable to participate in the live call may access an archived version of the webcast on CRA’s website.

About CRA International

Founded in 1965, CRA International is a leading global consulting firm that offers economic, financial, and business management expertise to major law firms, businesses, accounting firms, and governments. CRA’s consultants combine uncommon analytical rigor with practical experience and in-depth understanding of industries and markets. CRA is adept at handling critical, tough assignments with high-stakes outcomes. CRA’s analytical strength enables it to reach objective, factual conclusions that help clients make important business and policy decisions and resolve critical disputes. Headquartered in Boston, CRA has offices throughout North America, Europe, the Middle East, and Asia. Detailed information about CRA is available at www.crai.com.

NON-GAAP FINANCIAL MEASURES

In addition to reporting its financial results in accordance with generally accepted accounting principles, or GAAP, the Company has also provided in this release non-GAAP revenue, non-GAAP net income, and non-GAAP net income per share, as well as non-GAAP gross profit margin percentages, non-GAAP SG&A, and non-GAAP operating margin percentages.  The Company believes the use of non-GAAP measures in addition to GAAP measures is an additional useful method of evaluating its results of operations.  The Company believes that presenting its financial results excluding these infrequent or unusual restructuring costs, foreign currency exchange loss, and NeuCo’s results is important to investors and management because it is more indicative of its ongoing operating results and financial condition.  These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with GAAP, and the expected results calculated in accordance with GAAP and reconciliations to those expected results should be carefully evaluated.  The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.  Specifically, for the first quarter of fiscal 2009 and the first quarter of fiscal 2008, the Company has excluded the foreign currency loss relating to the liquidation of the Company’s Australian-based operations, employee separation and other compensation associated with our workforce reductions, as well as NeuCo’s results.

Statements in this press release concerning the future business, operating results, estimated cost savings, and financial condition of the Company and statements using the terms “anticipates,” “believes,” “expects,” “should,” or similar expressions, are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, the Company’s restructuring costs and attributable annual cost savings, changes in the Company’s effective tax rate, share dilution from the Company’s convertible debt offering and stock-based compensation, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, utilization rates, factors related to its acquisitions, including integration of personnel, clients, offices, and unanticipated expenses and liabilities, the risk of impairment write downs to the Company’s intangible assets, including goodwill, if the Company’s enterprise value declines below certain levels, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, changes in the law that affect its practice areas, management of new offices, the potential loss of clients, the ability of customers to terminate the Company’s engagements on short notice, dependence on the growth of the Company’s business consulting practice, the unpredictable nature of litigation-related projects, the ability of the Company to integrate successfully new consultants into its practice, general economic conditions, intense competition, risks inherent in litigation, and professional liability.  Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward-looking statements after the date of this press release.

CRA INTERNATIONAL, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS INCLUDING A RECONCILIATION TO NON-GAAP RESULTS

(In thousands, except per share data)

	Twelve Weeks Ended February 20, 2009					Twelve Weeks Ended February 15, 2008
		Adjustments to		Adjustments to			Adjustments to	Adjustments to
	GAAP	GAAP Results		GAAP Results	Non-GAAP	GAAP	GAAP Results	GAAP Results	Non-GAAP
	Results	(Restructuring)		(NeuCo) (3)	Results	Results	(Restructuring)	(NeuCo) (3)	Results

Revenues	$65,821	$—		$1,511	$64,310	$86,123	$—	$—	$86,123
Costs of services	43,069	523	(1)	933	41,613	56,340	602 (4)	—	55,738
Gross profit	22,752	(523)		578	22,697	29,783	(602)	—	30,385

Selling, general and administrative expenses	19,181	256	(1)	1,091	17,834	23,959	23 (4)	—	23,936
Income from operations	3,571	(779)		(513)	4,863	5,824	(625)	—	6,449

Interest and other income (expense), net	(606)	(390	)(2)	(33)	(183)	569	—	—	569
Income before provision for income taxes, minority interest, and equity method investment gain (loss)	2,965	(1,169)		(546)	4,680	6,393	(625)	—	7,018
Provision for income taxes	(2,408)	—		121	(2,529)	(3,248)	—	—	(3,248)
Income before minority interest and equity method investment gain (loss)	557	(1,169)		(425)	2,151	3,145	(625)	—	3,770
Minority interest	188	—		188	—	—	—	—	—
Equity method investment gain (loss), net of tax	—	—		—	—	(8)	—	(8)	—
Net income	$745	$(1,169)		$(237)	$2,151	$3,137	$(625)	$(8)	$3,770

Net income per share:
Basic	$0.07				$0.20	$0.29			$0.35
Diluted	$0.07				$0.20	$0.28			$0.33

Weighted average number of shares outstanding:
Basic	10,559				10,559	10,770			10,770
Diluted	10,657				10,657	11,401			11,401

(1) During the twelve weeks ended February 20, 2009, the Company incurred pre-tax expenses of $0.8 million associated with an employee workforce reduction designed to reduce the Company’s operating expenses and improve its utilization rate.

(2) During the twelve weeks ended February 20, 2009, the Company recognized $0.4 million in foreign currency exchange loss related to the liquidation of the Company’s Australian- based operations.

(3) These adjustments include all activity related to NeuCo in the Company’s GAAP results.

(4) During the twelve weeks ended February 15, 2008, the Company incurred costs of $0.6 million associated with an employee workforce reduction in two of the Company’s foreign practices.

 CRA INTERNATIONAL, INC.

 UNAUDITED CONSOLIDATED BALANCE SHEETS

 (In thousands)

	February 20,	November 29,
	2009	2008

Assets
Cash and cash equivalents	$142,248	$119,313
Accounts receivable and unbilled, net	82,152	101,247
Other current assets	33,860	32,555
Total current assets	258,260	253,115

Property and equipment, net	21,993	23,715
Goodwill and intangible assets, net	157,039	160,401
Other assets	11,471	12,434
Total assets	$448,763	$449,665

Liabilities and shareholders’ equity
Current liabilities	$111,498	$110,018
Long-term liabilities	101,854	102,307
Total liabilities	213,352	212,325

Total shareholders’ equity	235,411	237,340
Total liabilities and shareholders’ equity	$448,763	$449,665